Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-82579) of our report dated April 29, 2014, on our audits of the balance sheets of Strata Oil and Gas Inc. (“the Company”) as of December 31, 2013 and 2012, and the related statements of operations and comprehensive income (loss), changes in stockholders' equity, and cash flows for each of the three years ended December 31, 2013, and for the period from July 1, 2005 (the date of entering into exploration stage) to December 31, 2013. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/S/ PETERSON SULLIVAN, LLP

Seattle, Washington

April 29, 2014